Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS SUPPLEMENT NO. 15

SCHOOL SPECIALTY, INC.

162,345 shares of Common Stock

This prospectus supplement relates to the prospectus dated June 27, 2017, which covers the sale of an aggregate of up to 162,345 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholder identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholder”).  The shares of common stock covered by the prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013.

We will not receive any proceeds from the sale by the Selling Shareholder of the shares covered by the prospectus.

This prospectus supplement is being filed to include the information set forth in our report on Form 8-K filed on August 22, 2017, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The last reported price of our common stock on the OTCQB marketplace on August 21, 2017 was $117.00 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2017.

Converted by EDGARwiz

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 21, 2017

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in

Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities

Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.

Other Events.

On August 21, 2017, School Specialty, Inc. (the “Company”) acquired Triumph Learning, LLC.  A copy of the press release announcing the acquisition is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits .

99.1	Press Release dated August 21, 2017.

Forward-Looking Statements

This report and the information furnished herewith may contain statements concerning School Specialty’s future financial condition, results of operations, expectations, plans or prospects.  Such statements are forward-looking statements.  Forward-looking statements also include those preceded by or followed by words like “anticipate,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “projects,” “should,” “targets” and/or similar expressions.  These forward-looking statements are based on School Specialty’s estimates and assumptions as of the date of the information presented, and as such involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by the forward-looking statements due to a number of factors, including those described in Item 1A. of School Specialty’s Annual Report on Form 10-K for the year ended December 31, 2016, which factors are incorporated herein by reference. Any forward-looking statement in this report and the information furnished herewith speaks only as of the date on which it is made.  Except as required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2017	SCHOOL SPECIALTY, INC.

By: /s/ Kevin Baehler
Kevin Baehler
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 21, 2017

4